Exhibit 10.6

MEMORANDUM RELATING TO BONUS STRUCTURE

FOR

KENT J. THIRY

On March 31, 2010, the Company agreed to pay Mr. Thiry, Chairman of the Board and Chief Executive Officer, a relocation bonus in the amount of $200,000 per year for 2010, 2011 and 2012 to support Mr. Thiry’s transition to Denver, Colorado. Such amount is in addition to amounts which Mr. Thiry is otherwise eligible to receive under his employment agreement with the Company.